Exhibit 99.1

LIQUIDITY SERVICES 1Q FY2017 TRANSCRIPT

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the Liquidity Services’ First Quarter 2017 Earnings Conference Call. At this time, all participants are in a listen-only mode. [Operator Instructions] As a reminder, today’s conference is being recorded.

I’d now like to reduce your host for today’s conference, Ms. Julie Davis, Senior Director of Investor Relations. Ma’am, please go ahead.

Julie Davis

Senior Director-Investor Relations, Liquidity Services, Inc.

Thank you, Liz. Hello and welcome to our first quarter fiscal year 2017 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer; Jorge Celaya, our Chief Financial Officer;  and Michael Sweeney, our Chief Accounting Officer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, February 9, 2017 and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent annual report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results, as well as metrics and commentary on the quarter.  During this call, we will discuss cert ain non- GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I’d like to turn the presentation to our CEO, Bill Angrick.

William Paul Angrick

Chairman & Chief Executive Officer, Liquidity Services, Inc.

Thanks, Julie, good morning and welcome to our Q1 earnings call. I will review our Q1 performance and provide an update on key strategic initiatives. Next, Mike Sweeney will provide more details on the quarter. Finally, Jorge Celaya will provide our outlook for the current quarter.

Liquidity Services reported Q1 results in line with our GMV guidance and above the guidance range on adjusted EBITDA, driven by our commercial capital assets marketplaces, which experienced higher than expected volume and margins related to large projects in our industrial and energy verticals, in addition to higher than expected service revenues.  Our DoD marketplace GMV was down 21% year-over-year,  reflecting lower volumes and a less favorable product mix.

We are pleased with the progress made this quarter, despite the headwinds related to changes in our DoD contracts. The focus of our long-term growth strategy is on our commercial and state and local government business. And we are pleased to report that aggregate GMV in these marketplaces grew 12% year-over-year, marking a return to top-line organic growth for the first time in eight quarters, and a significant milestone in the advancement of our transformation strategy.

We continue to expand our service offerings to capture more opportunities and to invest in our sales channels to grow, sell our accounts and our buyer network. During the quarter, our retail supply chain marketplace achieved double-digit top-line growth and improved margins, as we continued to attract new clients and expand exist ing relationships, driven by our strong recovery rates and innovative returns management services.

Liquidity Services is well-positioned to assist retailers and manufacturers during the post holiday return season and throughout the year. With the growth of e-commerce, the volume of returns in the retail supply chain and the need for our services is growing. Our national distribution center network returns management services, leading sales channels, and growing buyer base provide clients a one-stop solution to free up space and human resources to quickly recover more capital and reduce their total supply chain costs.

Our commercial capital assets business benefited from strong activity with corporate accounts, particularly in the energy vertical, which is up 68% year-over-year during the quarter. We added 23 new commercial accounts during the quarter and have expanded our sales and business development teams to capitalize on our success and reputation for delivering strong results for our clients.

Our state and local government marketplace also outperformed our expectations during the quarter, as more sellers utilized our platform and value-added services. We added over 230 new local accounts including 22 in Canada and 36 in the western United States, which we believe are both still under underpenetrated for Liquidity Services. This quarter, we also continued to make steady progress with our Liquidity One Transformation Program.

We launched our new customer management module, which provides a common process for managing customer and client data, eliminating eight external platforms to manage these processes. We plan to launch our network international energy marketplace on our new Liquidity One platform in the summer of this year. This deployment will support over 32,000 sellers and buyers, transacting across 37 countries and 247 asset categories.

All property management, customer management, transaction management and financial settlement will occur in our integrated Liquidity One platform and will replace numerous legacy systems and in some cases manual processes. Our new mobile first marketplace experience is built on best practices and customer experiences, refined over millions of transactions, to provide a marketplace for sellers to safely and efficient ly sell inventory and equipment and for buyers to purchase an unmatched selection of business assets from the most recognizable sellers across the globe.

We exited the quarter in a strong financial position to pursue our growth initiatives with $127 million in cash and zero debt. Our near-term outlook remains cautious due to the increase in costs and soft asset pricing in our DoD scrap contract, variability in the timing of large client projects in our capital assets business and ongoing investments in our Liquidity One transformation program.

Looking ahead at fiscal 2017, we continue to expect solid organic revenue growth in our commercial and local marketplaces. Our near-term outlook reflects significant current investment on our part, but does not yet reflect the benefit of the new products, capabilities and business expansion opportunities we’re building at Liquidity Services.

In closing, as we begin to harvest the investments we are making in our people, processes and new platform over the next few years, we are excited about the tremendous potential to grow our business. Macro trends and globalization, the growth of e-commerce and sustainability will drive the need for our platform and services.

Liquidity Services is committed to driving innovation and significant value creation for our customers and our shareholders as we execute our long-term growth strategy.

Now, let me turn it over to Mike for more details on Q1 results.

Michael E. Sweeney

Chief Accounting Officer & Vice President, Liquidity Services, Inc.

Thanks, Bill. So as Bill noted, we finished the first quarter of fiscal 2017 within our guidance range for GMV and above our guidance range for GAAP net loss, non-GAAP adjusted EBITDA, GAAP EPS and non-GAAP adjusted EPS.

So, now I’ll comment on our first quarter results with comparison to the prior-year period. The amount of GMV increased 6% or $8.3 million to $159.7 million, due to increases of [indiscernible] (0:09:19), or $10.5 million in our commercial marketplaces, and 8% or $3.9 million in our state and local government or GovDeals marketplace, partially offset by 21% decrease, or $6.1 million, in our DoD businesses.

The commercial GMV increase was primarily due to growth of core accounts in our retail marketplace and an increase in the energy vertical. The GovDeals GMV increase was driven by an increase in the number of new sellers, as well as additional sales volume from existing clients. The GMV decline in our DoD business was due to lower volume related to our surplus contracts and lower pricing related to our scrap contract.

Total revenue increased $4.9 million, or 7%, to $70.8 million and was the result of increases in our commercial and GovDeals marketplaces, partially offset by net decreases in our DoD business. Revenue from the commercial marketplaces was up 17%, or $5.3 million, due to growth of core accounts in the retail marketplace, as well as stronger capital assets deals following the energy vertical.

GovDeals revenue increased 8%, or $0.4 million, due to an increase in the number of new sellers and additional sales volume from existing clients. Revenue from our DoD contracts declined 3%, or $0.8 million, due to lower volume related to our surplus contract and lower pricing related to our scrap contracts, partly offset by higher service revenue.

Cost of goods sold increased $5.4 million, or 20% to $32.3 million, increasing from 40.8% to 45.6% of revenue. This increase is primarily due to one, that the price we paid for inventory under the surplus contracts and two, growth in core accounts in our retail business.

Client distribution increased $2.2 million, or 93%, to $4.5 million, driven by the increase in the amount of the distribution we now pay to the DoA under the scrap contract. As a percentage of revenue, distributions increased to 6.4% from 3.6%. There were slight changes in technology and operations, sales and marketing, general administrative and depreciation and amortization expenses. Technology and operations expenses decreased $0.9 million, or 4%, while sales and marketing expenses increased $0.5 million, or 6%. G&A expenses decreased $0.2 million, or 2%, and depreciation and amortization decreased $0.2 million.

We also had $0.9 million in other operating income in fiscal 2017, which was from the principal business transaction with a partner, where there was an increase in the expected net cash proceeds to be received of which about a third were subsequently received in the quarter. Provision for income taxes increased $2.3 million to a provision of $0.1 million for the quarter, up from a benefit in the prior year of $2.2 million, driven by a valuation allowance charge and the impact of foreign, state and local taxes and permanent tax adjustments.

Net loss increased 62% to negative $8.4 million. Adjusted net loss increased 96% to negative $6.8 million and adjusted EBITDA loss increased 32% to a negative $4.3 million, mostly due to the year-over-year decreases in revenue in our DoD business, related to the wind down of the current surplus contracts and higher costs of our new surplus contract.

Diluted loss per share increased 59% to negative $0.27 and adjusted diluted loss per share increased 100% to negative $0.22, based on approximately 31.3 million diluted weighted average shares outstanding. During the first quarter, Liquidity Services used $5 million of net cash for our operating activities, a reduction of 40% from $8.3 million used in the prior year first quarter. The improvement in operating cash flows is primarily due to an increase from changes in working capital of approximately $8.1 million, partially offset by the higher losses this year versus last year.

We continue to have a strong debt free balance sheet. At December 31, 2016, we had a cash balance of $127 million, current assets of $177 million, total assets of $253 million and $91 million in working capital. Capital expenditures during the quarter were $2.3 million. We expect capital expenditures for fiscal year 2017 to be between $8 million and $13 million.

I’ll now turn it over to Jorge for the outlook on the next quarter.

Jorge A. Celaya

Chief Financial Officer & Executive Vice President, Liquidity Services, Inc.

Good morning everyone. As our first quarter results reflect, we are gaining momentum in fulfilling our goal to deliver the most trusted and integrated e-commerce marketplace solutions to manage value and sell inventory and equipment for business and government clients.

In Q1, we returned to organic growth in our commercial businesses, as we continued to build more depth in our client base and grow our network of relationships within our core verticals, including energy, industrial, retail and state and local government. We expect the growth in our commercial relationships, combined with the ongoing strength of our state and local government business to drive GMV growth in fiscal year 2017.

We anticipate long-term benefits as we continue to move forward with our Liquidity One platform rollout from our legacy marketplace. Our platform is designed and being developed as a scalable and elegant solution that addresses the complexity of a two-sided market place focused on multiple verticals and the wide range of asset categories, creating an integrated database and unified buyer experience.

The migration of our next marketplace onto the platform will drive a better user experience and a more efficient operation to grow our sales channels in the U.S. and internationally. Additionally, the scope of functionality, integrated into each step of our rollouts will include the majority of the functionality needed for each subsequent go-live, with the aim to make the process faster and easier with each marketplace we migrate.

Over the long-term, this platform serves as a foundation for new capabilities, including self-service and white label solutions. Looking ahead, our second quarter items anticipate year-over-year comparative GMV growth in our commercial capital assets, retail and state and local government businesses, offset by lower volumes in DoD surplus.

Our bottom-line results will be comparatively down year-over-year, as our gains across our commercial businesses are still more than offset by the effect of the new DOD contracts for both surplus and scrap. Additionally, we anticipate continued investment in sales and marketing in our IronDirect business as we build demand for its products onto the platform.

Management’s guidance for the next fiscal quarter does not include any one time impact from the wind down of our truck center, live auction and retail business. Our guidance is as follows. We expect GMV for Q2 of 2017 to range from $150 million to $170 million. A GAAP net loss is expected for Q2 of 2017 in the range of negative $12 million to negative $9 million and the corresponding GAAP loss per share for Q2 of 2017 ranging from negative $0.38 to a negative $0.29. We estimate non-GAAP adjusted EBITDA for Q2 of 2017 to range from a negative $7.5 million to a negative $4.5 million.

A non-GAAP adjusted loss per share is estimated for Q2 of 2017 in the range of negative $0.30 to a negative $0.21. This guidance also assumes that we have diluted weighted shares outstanding for the quarter of approximately 31.4 million. We will now take your questions.

QUESTION AND ANSWER SECTION

[Operator Instructions] Your first question comes from the line of Dan Kurnos with The Benchmark Company. Your line is now open.

Dan L. Kurnos
Analyst, The Benchmark Co. LLC

Great. Thanks good morning. Just let’s start with a quick housekeeping, just can you remind us on truck center, the impact on the top and the bottom line you expect from the wind down, how that’s — excluding any charges, just what’s are going to mean to GMV and how that’s either impairing or impacting the growth rate on the expense side?

Jorge A. Celaya
Chief Financial Officer & Executive Vice President, Liquidity Services, Inc.

On a GMV it’s going to be minimal. On the bottom line, will be — the plan, as we indicated in the 8-K, is that we’re going to be winding down here this quarter and likely a little bit into next quarter, meaning into the April. So if you look at on an annualized basis, we’re looking at bottom line savings $2.5 million to $3 billion. The quarter that will have the full impact of that will be obviously the June quarter.

William Paul Angrick
Chairman & Chief Executive Officer, Liquidity Services, Inc.

From a strategic point of view, let me confirm that Liquidity Services has a very active and growing online marketplace for the sale of a variety of transportation assets for national fleet customers, leasing companies, government agencies and corporate clients. We did over $150 million of transportation and fleet asset sales through our online channel in the last 12 months. The legacy truck center live auction business from permanent land-based sites is what is being wound down. And that’s what Jorge is referring to.

Dan L. Kurnos
Analyst, The Benchmark Co. LLC

Okay. That’s helpful. All right. So let me jump into the higher level questions. Just starting, still a little bit of housekeeping, but would you characterize the upside in the quarter in industrial and energy as related to one-time projects that you called out before? Or is this more of a general increase in volume where you took market share around larger projects?

William Paul Angrick
Chairman & Chief Executive Officer, Liquidity Services, Inc.

We’re seeing market share expansion. We have had great success in converting available business and prospects and retail supply chain, state and local government, energy and what I call multinational industrial clients. Our pipeline continues to grow. Our capabilities are unique in the marketplace. We believe our competitive advantage is strengthening, in some cases you have consolidation in the marketplace which is benefiting Liquidity Services and we expect that to be a longer term trend.

Dan L. Kurnos
Analyst, The Benchmark Co. LLC

On the service revenue front, Bill how much of the incremental investment in sales force would you attribute to driving that line specifically? I know you’re going after the high end direct. But understanding that obviously the packaged products fell in general, if you could also just talk about expanding your service capabilities and what investments you’re making on that front to expand the TAM in that segment?

William Paul Angrick
Chairman & Chief Executive Officer, Liquidity Services, Inc.

Sure. Well, it’s top of mind, coming out of the holiday season. The growth of omnichannel and online retail. Our Company is positioned to be the turnkey service and solution for large retailers and manufacturers. We’re dealing with a crushing volume of returns, return rates in the online channel that have gone from 15% to 20% up to 30% or 40% in certain categories, in areas like consumer electronics, apparel, housewares, that dynamic as online sales is the largest share of the pie of overall retail.

It’s driving greater demand for our services and those services include the ability to take returns back directly from consumers. To validate condition of items and in some cases, making level I and level II, repair and value enhancements. And then, giving retailers and manufacturers the option to re-commerce those items and sell them back through their own channels or to use our channels and liquidate and recover value.

In most cases, these large companies and increasing midsize companies, they don’t want to dedicate warehouse space, people, time, material handling equipment, to managing open box returns; it’s a non-core function, something that is our core focus. We have a lot of economies of scale through our national distribution center hubs. Through our software and services to process, reconcile and then recover value from these returns.

Our locations the ability to do quite impressive of value-added services to certify items as like-new refurbished items and allow them to be sold directly to end consumers for the maximum recovery for our clients. So that’s a flavor of the types of services that we’re offering and we expect that to be very well linked to macro trends in the evolution of retail supply chain.

Dan L. Kurnos
Analyst, The Benchmark Co. LLC

So maybe just ask my question just a little bit differently, then. Do you feel like you’re at the point where you need to invest aggressively to expand your capabilities or is it more just about penetrating client mind share to get them to utilize your services and have plenty of capacity on that front?

William Paul Angrick
Chairman & Chief Executive Officer, Liquidity Services, Inc.

Well, I think as part of our Liquidity One investment, we’re not only consolidating and integrating our existing marketplaces, we’re funding the development of new capabilities and that will include further enhancements in our returns management solutions, reporting capabilities, the client portals for data analytics, to understand what’s happening with their inventories. So we’re investing in product.

We’re investing in process. We’re investing in the sales and marketing outreach. We think we have a great product to offer and we will continue invest in sharing our story, directly and indirectly, to the industry.

Dan L. Kurnos
Analyst, The Benchmark Co. LLC

Perfect. That’s what I was getting at. And then as a good segue there on the data front, on the customer management module, could you just talk about the difference on the back end in terms of data that you expect to see. It is more of an aggregation tool or will you be able to get through significantly enhanced analytics out of this?

William Paul Angrick
Chairman & Chief Executive Officer, Liquidity Services, Inc.

Both. We have removed the tools from disparate systems and brought them into a single platform that aligns with the transactional marketplaces and gives buyers and sellers sort of unified account management and visibili ty over all of their in-process and complete transactions with us.

So from the outside perspective, they are getting better — using convenience to access information which could include information about values, about different channels that they can tap within our Company to sell goods. From the inside perspective, it’s just much more productive for our team to have a single system to use and it has lots of apps and features internally to capture new client cases.

The case could travel from Australia to Europe to North America, back to China, seamlessly through our platform, with different account managers involving themselves at the right time. And given the nature of our global client base, that’s very valuable to us. So you’ve got productivity gains for the internal team and new features I’m reporting for clients, better integration with our transactional platforms, all being housed within the customer management module.

Dan L. Kurnos
Analyst, The Benchmark Co. LLC

Great and then lastly, I guess maybe this is a little bit unfair and a bit of a curveball. Any thoughts of the potential impact of a border tax or trade tariffs? Everybody’s asking about it on all the other calls, I figured I might as well throw it at you, having the global business and I know nothing’s set in stone and it’s probably too early to speculate, just any color?

William Paul Angrick
Chairman & Chief Executive Officer, Liquidity Services, Inc.

Sure. First of all, we’re very global in terms of client base where the assets are located. Our business benefits from the inexorable march of technology obsolescence and the rebalancing of supply chains. Where companies that reposition plants and equipment over the many years and decades, we’ve worked with them. They’re typically looking for help. They’re looking for people to help manage redeployment which is one of the services we offer. And to value and sell equipment rather than in our case ship it somewhere.

So we think we’re actually pretty resilient and well-positioned for any changes or disruptions from policy changes or renegotiation of tariffs. The reality is it’s a very fluid and dynamic global marketplace that we operate. On the domestic market, I think everyone’s in a wait and see mode and to actually how policy is coming out and we don’t really have any way to forecast that better than you.

Dan L. Kurnos
Analyst, The Benchmark Co. LLC

All right. I guess not so much of a curveball then. Thanks for all your detailed answers, Bill.

William Paul Angrick
Chairman & Chief Executive Officer, Liquidity Services, Inc.

Very welcome.

Operator: [Operator Instructions] . Our next question comes from the line of Gary Prestopino with Barrington Research. Your line is now open.

Gary Frank Prestopino
Analyst, Barrington Research Associates, Inc.

Hi, good morning, everyone. Couple of questions here. Are you still on track with Liquidity One to have this all completed by the end of calendar 2017, all your markets on the new system?

William Paul Angrick
Chairman & Chief Executive Officer, Liquidity Services, Inc.

We talked about our goals regarding development of the underpinnings for the entire system, which is well underway. Customer management module is a good example of that and then a series of cascading releases . Gary and we’re focused on the customer experience, the quality and reliability of the platform and migrating these customers.

We have not published a schedule in a more detailed fashion on calendar 2017. We continue to update both our internal teams and investors, when we have tangible evidence of the deployment of functionality in the marketplace. And I think from the outside in, you really aren’t going to see the level of progress that we’ve actually made in things like a global ERP implementation.

You have to do all of the infrastructure work well in advance of deploying an eCommerce marketplace. So the percentage of progress made or completion is greater than the number of users, the number of marketplaces deployed. I think in Jorge’s remarks on the preambles of the call, we have done a lot of work in order to not only prepare for the initial roll out, but to be able to accelerate subsequent marketplaces following the release of network international which is targeted for the summer.

Gary Frank Prestopino
Analyst, Barrington Research Associates, Inc.

Okay.

William Paul Angrick
Chairman & Chief Executive Officer, Liquidity Services, Inc.

We are not — just to be clear. We’re not providing a specific time scale on the release of every marketplac e. We’re providing a very clear look ahead to what’s next.

Gary Frank Prestopino
Analyst, Barrington Research Associates, Inc.

Okay. And maybe I was incorrect in saying, in thinking that it was going to be done by 2017. But would then, could we categorize it saying with the bulk of incremental expenses that you’ve been incurring related to Liquidity One be done by the end of calendar 2017 or does that go into calendar 2018, as well?

Jorge A. Celaya
Chief Financial Officer & Executive Vice President, Liquidity Services, Inc.

No. There is going to be more expense as we go into calendar 2018. A good amount of this $1 million to $2 million a quarter range that I’ve given, that’s going to be pretty consistent this year, is what we said in the past. Might it be a similar amount going into 2018?

Yes, it might be. But I think at some point that’s going to start to taper down simply by the step function that we’re talking about. In terms of timing, at this point, we’re not giving timing of exactly when that will happen. Again, because we’re deploying and as we build the functionality and as we build the marketplaces, we assess every significant what we call internally, every wave of implementation, we assess how much more we want to put into that wave versus delaying into another wave, simply as we look to prioritize the quality versus the needs from a customer and client deployment perspective.

Gary Frank Prestopino
Analyst, Barrington Research Associates, Inc.

Okay. That’s fine, thank you. And then if you look at your income statement, it looks like the cost of goods sold has gone up year-over-year, profit sharing has gone up. A lot of that relates to the two new contracts and it’s public knowledge that you have to pay more for the goods. What can you do to increase your yields on those contracts? I mean I understand scrap, that is going to move with the market, but in particular, with the DOD surplus, what’s your thought process there as your cost of goods sold has increased under the new contract?

Jorge A. Celaya
Chief Financial Officer & Executive Vice President, Liquidity Services, Inc.

Well, we recognize that in a competitive situation. We’ve increased the revenue yield to the government. The business is like any of our businesses, a beneficiary of growing the recovery rate on the goods that we sell, finding sales channels and marketing methods to expand the buyer base. And as we grow rate of return or recovery rate on the revenue realized on the sale of assets that falls directly to our bottom line. So the idea that our platform investment is going to improve the cross-pollination of buyers, provide more competition for offered assets, that will benefit all of our customers including the products that we sell for the DoD, which helps drive margin expansion.

Gary Frank Prestopino
Analyst, Barrington Research Associates, Inc.

Okay. Thank you.

Operator: I’m showing no further questions in queue at this time. I’d like to turn the call back to Ms. Davis for any closing remarks.

Julie Davis

Senior Director-Investor Relations, Liquidity Services, Inc.

Thank you for joining our call today. That concludes our time. We’re happy to take follow-up calls afterwards. Thank you.

Operator: Ladies and gentlemen, thank you for participation in today’s conference. This concludes the program. You may now disconnect. Everyone have a great day.